FRANKLIN BSP REAL ESTATE DEBT BDC
CODE OF ETHICS FOR SENIOR OFFICERS
Preamble
Section 406 of the Sarbanes-Oxley Act of 2002 directs that rules be adopted disclosing whether a company has a code of ethics for senior financial officers. The U.S. Securities and Exchange Commission (the “SEC”) has adopted rules requiring annual disclosure of a company’s code of ethics applicable to the company’s principal executive, principal financial officer, principal accounting officer or controller, or persons performing similar functions if such a code has been adopted. In response, Franklin BSP Real Estate Debt BDC (the “Fund”) has adopted this Code of Ethics (the “Code”).
Statement of Policy
It is the obligation of the Fund’s senior officers to provide full, fair, timely, and comprehensible disclosure, financial and otherwise, to Fund shareholders, regulatory authorities, and the general public. In fulfilling that obligation, senior officers must act ethically, honestly, and diligently.
This Code is intended to enunciate guidelines to be followed by persons who serve the Fund in senior officer positions. No code can address every situation that a senior officer might face; however, as a guiding principle, senior officers should strive to implement the spirit as well as the letter of applicable laws, rules, and regulations, and to provide the type of clear and complete disclosure and information Fund shareholders have a right to expect.
The purpose of this Code is to promote high standards of ethical conduct by Covered Persons (as defined below) in their capacities as officers of the Fund, to instruct them as to what is considered to be inappropriate and unacceptable conduct or activities for officers and to prohibit such conduct or activities. This Code supplements other policies that the Fund and its adviser have adopted or may adopt in the future with which Fund officers are also required to comply.
Covered Persons
This Code of Ethics applies to those persons appointed by the Fund’s Board of Trustees (the “Board”) as Chief Executive Officer (principal executive officer), President, Chief Financial Officer (principal financial officer and principal accounting officer), and Chief Operating Officer, or persons performing similar functions.
Promotion of Honest and Ethical Conduct
In serving as an officer of the Fund, each Covered Person must maintain high standards of honesty and ethical conduct and must encourage his or her colleagues who provide services to the Fund, whether directly or indirectly, to do the same.
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Each Covered Person understands that as an officer of the Fund, he or she has a duty to act in the best interests of the Fund and its shareholders. The Covered Person’s personal interests should not compromise the Covered Person from fulfilling his or her duties as an officer of the Fund. A conflict of interest can develop when personal responsibilities, interests or relationships interfere with, or appear to interfere with, professional responsibilities, interests or relationships.
Conflicts of interest may not always be clear-cut and if a Covered Person believes that his or her personal interests conflict or are likely to materially compromise his or her objectivity or his or her ability to perform the duties of his or her role as an officer of the Fund, he or she should consult with the Fund’s internal legal counsel or outside counsel. Under appropriate circumstances, a Covered Person should also consider whether to present the matter to the Board or a committee thereof.
No Covered Person shall suggest that any person providing, or soliciting to be retained to provide, services to the Fund give a gift or an economic benefit of any kind to him or her in connection with the person’s retention or the provision of services.
Promotion of Full, Fair, Accurate, Timely, and Understandable Disclosure
No Covered Person shall create or further the creation of false or misleading information in any SEC filing or report to Fund shareholders and other public communications. No Covered Person shall conceal or fail to disclose information within the Covered Person’s possession legally required to be disclosed or necessary to make the disclosure made not misleading. If a Covered Person shall become aware that information filed with the SEC or made available to the public contains any false or misleading information or omits to disclose necessary information, he or she shall promptly report it to Fund’s legal department, who shall advise such Covered Person whether corrective action is necessary or appropriate.
Each Covered Person, consistent with his or her responsibilities, shall exercise appropriate supervision over and shall assist Fund service providers in developing financial information and other disclosure that complies with relevant law and presents information in a clear, comprehensible and complete manner. Each Covered Person shall use his or her best efforts within his area of expertise to assure that Fund report reveal, rather than conceal, the Fund’s financial condition.
Each Covered Person shall seek to obtain additional resources if he or she believes that available resources are inadequate to enable the Fund to provide full, fair, and accurate financial information and other disclosure to regulators and Fund shareholders.
Each Covered Person shall inquire of other Fund officers and Fund service providers, as appropriate, to assure that information provided is accurate and complete.
Each Covered Person shall diligently perform his services to the Fund, so that information can be gathered and assessed early enough to facilitate timely filings and issuance of reports and required certifications.

Promotion of Compliance with Applicable Government Laws, Rules and Regulations
Each Covered Person shall become and remain knowledgeable concerning the laws and regulations relating to the Fund and its operations and shall act with competence and due care in serving as an officer of the Fund. Each Covered Person with specific responsibility for financial statement disclosure will become and remain knowledgeable concerning relevant auditing standards, generally accepted accounting principles, FASB pronouncements and other accounting and tax literature and developments.
Each Covered Person shall devote sufficient time to fulfilling his or her responsibilities to the Fund.
Each Covered Person shall cooperate with the Fund’s independent auditors, regulatory agencies, and internal auditors in their review or inspection of the Fund and its operations.
No Covered Person shall knowingly violate any law or regulation relating to the Fund or its operations or seek to illegally circumvent any such law or regulation.
No Covered Person shall engage in any conduct involving dishonesty, fraud, deceit, or misrepresentation involving the Fund or its operations.
Promoting Prompt Internal Reporting of Violations
Each Covered Person shall promptly report his or her own violations of this Code and violations by other Covered Persons of which he is aware to the Chairman of the Fund’s audit committee (“Audit Committee”).
Any requests for a waiver from or an amendment to this Code shall be made to the Chairman of the Fund’s Audit Committee. All waivers and amendments shall be disclosed as required by law.
Sanctions
Failure to comply with this Code will subject the violator to appropriate sanctions, which will vary based on the nature and severity of the violation. Such sanctions may include censure, suspension, or termination of position as an officer of the Fund. Sanctions shall be imposed by the Fund’s Audit Committee, subject to review by the entire Board.
Each Covered Person shall be required to certify annually whether he or she has complied with this Code.
No Rights Created
This Code is a statement of certain fundamental principles, policies, and procedures that govern the Fund’s senior officers in the conduct of the Fund’s business. It is not intended to and does not create any rights in any employee, investor, supplier, competitor, shareholder, or any other person or entity.

Recordkeeping
The Fund will maintain and preserve for a period of not less than six years from the date such action is taken, a copy of the information or materials supplied to the Board (i) that provided the basis for any amendment or waiver to this Code and (ii) relating to any violation of the Code and sanctions imposed for such violation, together with a written record of the approval or action taken by the Board.
Amendments
The Board will make and approve such changes to this Code as it deems necessary or appropriate to effectuate the purposes of this Code.
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